Exhibit 99.1

Energy Fuels Announces Chemical Assay Results Confirming More High-Grade Uranium & Copper Mineralization at the Canyon Mine; Share Sales to Satisfy Tax Withholding Requirements

LAKEWOOD, CO, Feb. 2, 2017 /CNW/ - Energy Fuels Inc. (NYSE MKT: UUUU; TSX: EFR) ("Energy Fuels" or the "Company"), a leading producer of uranium in the United States, is pleased to provide the following update on the underground drill program currently occurring at the Company's Canyon Mine, which is a high-grade uranium mine being developed by the Company in northern Arizona.  The Company is continuing to discover large and high-grade areas of uranium mineralization, which the Company expects will result in a larger recoverable uranium resource than what is currently described in the existing technical report for the Canyon Mine, prepared in accordance with National Instrument NI 43-101, Standards for Disclosure for Mineral Projects ("NI 43-101").  The Company is also continuing to discover additional zones of high-grade copper mineralization, both inside and outside the areas of potentially recoverable uranium mineralization.

As has been previously reported, the Company has completed all surface development and is currently sinking the production shaft at the Canyon Mine.  The shaft is nearing completion, as it is currently sunk to a depth of approximately 1,400-feet (out of a total planned depth of 1,470-feet).  From the shaft, which is being sunk adjacent to the vertically aligned "breccia pipe", the Company is conducting underground drilling to more accurately define and delineate the deposit.  As core holes are completed, the Company first conducts a gamma analysis of the drill holes to estimate uranium content.  Then, the core material is sent to the Company's laboratory at the White Mesa Mill for chemical assay.

The Company's October 27, 2016 news release provided chemical assay data, including estimated uranium, copper and other mineral content, for core that had been drilled up until that date.  The Company's August 18, 2016 and December 28, 2016 news releases provided gamma results, including only estimated uranium content, for holes that had been drilled up until those respective dates.  This news release provides additional chemical assay data for core that has been analyzed since the October 27, 2016 news release.  Some of the uranium data described below is a confirmation of previously reported gamma results.  All of the copper data is new.

The results discussed in this news release were drilled from the first level (1,000-foot depth) and second level (1,230-foot depth) of the mine.  The below table summarizes the eleven best uranium intercepts as determined by chemical assay of the core, in addition to the copper data for each:

Hole No.	Intercept Length (feet)	Uranium Avg. Grade (% U3O8)	Uranium GT (Grade x Thickness)	Copper Avg. Grade (% Cu)
11	6.0	16.99%*	102.0	1.20%
7	46.0	1.37%*	62.9	13.52%
14	4.0	8.35%	33.4	1.64%
6	44.0	0.74%*	32.6	10.22%
16	58.0	0.51%*	29.5	5.57%
11	18.0	1.23%	22.2	7.74%
12	12.0	1.78%*	21.3	3.81%
14	20.0	0.93%*	18.5	9.30%
25	28.0	0.61%	17.1	10.08%
26	24.0	0.56%	13.4	18.17%
13	12.0	0.95%*	11.4	6.83%

* This intercept overlaps with previously reported gamma results.

Below are four additional high-grade copper intercepts that had lower uranium grades:

Hole No.	Intercept Length (feet)	Copper Avg. Grade (% Cu)	Uranium Avg. Grade (% U3O8)
12	8.0	26.20%	0.16%
15	8.0	25.74%	0.02%
27	32.0	11.54%	0.29%
4	7.0	9.95%	0.01%

The information presented represents the assay results from 110 samples that were taken from split NQ size core ranging from 2 to 4-feet in length.  The intercepts were constructed using a nominal cutoff grade of 0.30% U3O8 or 4.00% Cu.  In general, the breccia pipe mineralized zone where the samples were collected is orientated vertically, varies in diameter from 140 to 190 feet, begins approximately 1,200-feet below the surface, and is open at depth.  The holes described in the table above were drilled from the 1,000 and 1,230 foot levels of the mine to depths below surface ranging between 1,221- and 1,618-feet, azimuths ranging between 180- and 250-degrees, and dips ranging between -20 and -78-degrees.  Assay analysis was performed at Energy Fuels' White Mesa Mill Laboratory ("WMM") near Blanding, Utah.  U3O8 is analyzed using spectrophotometry, and copper is analyzed using ICP-OES.  A QA/QC program has been implemented for the Canyon core drilling campaign.  The QA/QC program includes: fine duplicates (2 per 100 samples are split and both samples are analyzed by the WMM lab and compared); coarse duplicates (2 per 100 samples are split and both samples are analyzed by the WMM lab and compared); standards and blanks (8 per 100 samples are certified standards or blanks and the WMM lab results are compared to the certified values, and 3 different sample standards and 2 different sample blanks are used in the program); and 3rd party laboratory analysis (a split of 4 per 100 samples are sent to Inter-Mountain Labs, Inc. (IML) in Sheridan, Wyoming for independent uranium and copper testing; the IML results are then compared to the WMM lab results; to date 5 IML results have been received and confirmed to be consistent with WMM lab results, and 28 are in process).

The new results described above appear to be continuing to expand the zones of high-grade uranium mineralization.  These results are also confirming the Company's belief that the uranium resource is larger than what is reported in the existing technical report.  The Company is also continuing to intercept very high-grade copper mineralization, indicating that copper appears to occur extensively throughout the deposit.  The copper has the potential to improve the economics of this already low-cost uranium mine.

Stephen P. Antony, President and CEO of Energy Fuels stated: "Core drilling at the Canyon Mine continues to produce exciting and, in some cases, unexpected results for both uranium and copper.  This is certainly a fascinating deposit that appears to be full of valuable metals in multiple zones.  This is particularly exciting, as uranium prices are showing recent strength.  Kazakhstan, the World's largest producer of uranium, recently announced 10% production cuts.  In December 2016, the State of Illinois passed legislation to save three nuclear reactors previously slated for premature shutdown, and the Institute of Energy Economics, a Japanese energy think-tank, issued a report that estimated 14 reactors will have restarted in Japan by March 31, 2018.  We are also optimistic we may see other positive developments in the nuclear energy and uranium industries under the new Trump Administration.  We look forward to releasing future drill results from the Canyon Mine as we produce them, and we plan to issue a new technical report describing the resources in 2017."

Certain Upcoming Sales of Shares by Insiders for Tax Withholdings

The Company also announces that members of the board of directors and senior management team of the Company ("Insiders") have reported sales of shares for the purpose of covering required tax withholding obligations in connection with the vesting of previously issued restricted stock units ("RSUs").  As an integral part of the Company's long-term equity incentive program, and in order to reduce cash compensation, the Company issues RSUs from time to time to Insiders and other members of the Company's management team.  The RSUs typically vest over a three-year period, and entitle the holders thereof to receive one common share of the Company for each vested RSU.  The value of the shares at the time they are issued on vesting is treated as ordinary income in the hands of the holder, and the Company is required to make the required tax withholdings and remit those withholdings to the applicable taxation authorities.  As part of this RSU program, a sufficient number of common shares of the Company issued on the vesting of RSUs are sold on the open market and the proceeds are provided to the Company to satisfy these withholding requirements.  Certain of the Company's RSUs vested on January 27 and 28, 2017, and as a result, a portion of the common shares issued on vesting were sold during the period January 30, 2017 through February 1, 2017, to fully satisfy these withholding requirements.  Sales of such shares by Insiders have been reported to the appropriate securities authorities.

About Energy Fuels:  Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities.  Energy Fuels holds three of America's key uranium production centers, the White Mesa Mill in Utah, the Nichols Ranch Processing Facility in Wyoming, and the Alta Mesa Project in Texas.  The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year.  The Nichols Ranch Processing Facility is an ISR production center with a licensed capacity of 2 million pounds of U3O8 per year.  Alta Mesa is an ISR production center currently on care and maintenance.  Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development.  The Company also produces vanadium as a co-product of its uranium production form certain of its mines on the Colorado Plateau, as market conditions warrant.  The Company's common shares are listed on the NYSE MKT under the trading symbol "UUUU", and on the Toronto Stock Exchange under the trading symbol "EFR".

Stephen P. Antony, P.E., President & CEO of Energy Fuels, is a Qualified Person as defined by Canadian National Instrument 43-101 and has reviewed and approved the technical disclosure contained in this news release, including sampling, analytical, and test data underlying such disclosure.

Cautionary Note Regarding Forward-Looking Statements:  Certain information contained in this news release, including any information relating to: the Company being a leading producer of uranium in the U.S.; the drilling results to date and any conclusions which may be drawn therefrom; the expected final depth of the shaft; the potential that the mineralization and/or tonnage may be expanded beyond what is described in the existing NI 43-101 technical report; any expectation that copper recovery may be economically feasible; any potential improvement that any copper recovery may have on the economics of the mine; the mine being a low-cost uranium mine; the expected future drilling activities; the factors which the Company believes makes the Canyon deposit unique; any expectation that uranium prices are showing recent strength and related recent events; any expectations regarding other positive developments in the nuclear energy and uranium industries under the new Trump Administration; the expected timing for issuing a new technical report under NI 43-101; and any other statements regarding Energy Fuels' future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements").  All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements.  All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels' ability to control or predict.  A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to: the Company being a leading producer of uranium in the U.S.; the drilling results to date and any conclusions which may be drawn therefrom; the expected final depth of the shaft; the potential that the mineralization and/or tonnage may be expanded beyond what is described in the existing NI 43-101 technical report; any expectation that copper recovery may be economically feasible; any potential improvement that any copper recovery may have on the economics of the mine; the mine being a low-cost uranium mine; the expected future drilling activities; the factors which the Company believes makes the Canyon deposit unique; any expectation that uranium prices are showing recent strength and related recent events; any expectations regarding other positive developments in the nuclear energy and uranium industries under the new Trump Administration; the expected timing for issuing a new technical report under NI 43-101; and other risk factors as described in Energy Fuels' most recent annual report on Form 10-K and quarterly financial reports.  Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law.  Additional information identifying risks and uncertainties is contained in Energy Fuels' filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com.  Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future.  Readers are cautioned that such statements may not be appropriate for other purposes.  Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

SOURCE Energy Fuels Inc.

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For further information: Energy Fuels Inc., Curtis Moore - VP - Marketing & Corporate Development, (303) 974-2140 or Toll free: (888) 864-2125, investorinfo@energyfuels.com, www.energyfuels.com

CO: Energy Fuels Inc.

CNW 07:55e 02-FEB-17